EXHIBIT 23


                      Independent Auditors' Consent




The Board of Directors
International Multifoods Corporation

We consent to incorporation by reference in the Registration Statement (No. 33-48073) on Form S-8 with respect to the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation (the
Plan) of our report dated May 23, 1997, relating to the statements of net assets available for plan benefits of the Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1996 Annual Report on Form 11-K of International Multifoods Corporation.


                                        /s/ KPMG Peat Marwick LLP
                                        KPMG Peat Marwick LLP



Minneapolis, Minnesota
June 23, 1997